Exhibit 10.1

Heritage Insurance Holdings, Inc.

A DELAWARE CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as on April 28, 2016 by and between HERITAGE INSURANCE HOLDINGS, INC., and its subsidiary companies (collectively, the “Company”), and Steven C. Martindale (the “Executive”).

RECITALS

1.	The Company is engaged in the insurance and financial services industry; and owns a property and casualty insurance company that operates in the State of Florida.

2.	The Executive, while assisting with the operation of the Company will obtain intimate knowledge of the business plan and modeling for the Company.

3.	The Executive, in his duties will come to possess intimate knowledge of the business and affairs of the Company and its Subsidiaries, their policies, methods and personnel.

4.	The Board of Directors (the “Board”) of the Company recognizes that the Executive’s contribution to the growth and success of the Company and its Subsidiaries will be substantial and desires to assure the Company of the Executive’s role in an Executive capacity and to compensate him therefore.

5.	The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company and its Subsidiaries.

6.	The Executive is willing to make its services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Employment

1. Employment. The Company shall employ Executive as its Chief Financial Officer and Executive accepts such employment and agrees to perform the duties of an executive commensurate with such position, and shall diligently perform all services as may be reasonably designated by the Board and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a fulltime basis to the business and affairs of the Company and the Subsidiaries. The position is located in Clearwater, Florida.

2. Term of Employment. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company and its Subsidiaries, on the terms and conditions set forth herein, until the second anniversary of the date of this agreement unless terminated as hereinafter set forth, or as mutually agreed to by the parties (the “Term”).

Section II. Compensation and Benefits

1. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of five-hundred thousand dollars ($500,000). The base salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

2. Annual Bonus. The Executive shall receive an annual cash bonus of up to fifty-thousand ($50,000) or such greater amount as approved by the Board in their sole discretion.

3. Expense Reimbursement. During the Employment Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries, including a reasonable car and lodging expenses for travel and entertainment. In addition the Executive shall have an auto expense allowance of $900 per month or as set by the Board from time to time.

4. Insurance. During the Employment Term, the Company shall obtain comprehensive major medical, hospitalization and disability insurance coverage, either group or individual, for the Executive and his dependents, and may obtain or may continue in force life (“key man”) insurance on the Executive for the benefit of the Company/Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive’s option, the Company shall assign to the Executive all assignable insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

5. Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office,

and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

6. Paid Time Off. Executive shall receive up to thirty paid time off (PTO) days every calendar year. Any portion of the unused annual PTO days shall be accrued and will accumulate, and may be used by the Executive at any time during its employment

Section III. Termination.

1. Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate and the Companies shall have no obligation to the Executive other than the payment of any earned but unpaid Base Salary and Annual Bonus, a prorated bonus for the year of termination (as contemplated in Section 2 ), and any unreimbursed expenses (the “Accrued Obligations”). Except for the prorated bonus (which shall be payable after the Annual Bonus is determined as prescribed in Section 2), the Accrued Obligations shall be paid in a lump sum within sixty (60) days of the Executive’s death.

2. Termination upon Disability. If during the Term, the Board of Directors of the Holding Company determines that the Executive has become physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his services hereunder, even with reasonable accommodation, for: (i) a period of three consecutive months; or (ii) for shorter periods aggregating three months during any twelve-month period, the Company may at any time after the last day of the three consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three months, by written notice to the Executive, terminate the Term of the Executive’s employment hereunder. In the event of such termination, the Company shall direct that the Executive be paid, in full satisfaction of the obligations of all of the Companies, (a) the Executive’s Base Salary on the date of termination for the shorter of twelve (12) months or the remainder of the Term.

Nothing in this Section shall be deemed to extend the Term.

3. Termination for Cause. The Company may at any time by written notice to the Executive terminate the Executive’s employment hereunder for “Cause” and the Executive shall have no right to receive any further Compensation, Annual Bonus or Benefits hereunder and The Company shall have no further obligations under this Employment Agreement, on and after the effective date of such notice. For purposes of this Employment Agreement, the term “Cause” shall mean: (i) conviction (or plea of nolo contendere) of the Executive of any crime involving moral turpitude, dishonesty or constituting a felony in the jurisdiction in which committed; (ii) conviction, fine or similar outcome of the Executive of any violation of any regulatory laws applicable to the Companies, their affiliates and their business; (iii) commission by the Executive of any other criminal act against the Companies involving dishonesty or willful misconduct (whether or not a felony and whether or not criminal proceedings are initiated); (iv) the Executive’s continual neglect or refusal to perform the duties of his employment or to follow the lawful and proper directives of the Boards of Directors of any of the Companies (or of the Chairman of the Board of any of the Companies), provided such duties or directives are consistent with this Employment Agreement, and further provided that Executive has failed to cure any purported continual neglect or refusal to perform within thirty (30) days written notice describing such continual neglect or refusal; (v) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Companies or their affiliates or their business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Companies or their affiliates.

4. Termination without Cause. The Company may at any time terminate the Executive’s employment hereunder without cause, upon ten (30) days’ written notice to the Executive. In the event of such termination by the Holding Company, the Executive shall be entitled to receive: (i) the Accrued Obligations; and (ii) his Base Salary for a period of twelve (12) months. The Accrued Obligations shall be paid in a lump sum within sixty (60) days of the Executive’s termination.

5. Voluntary Termination by Executive.

a. For Good Reason. The Executive may terminate the Executive’s employment with the Company for Good Reason. “Good Reason” means:

i. Breach of Agreement. The Company’s material breach of this Agreement, which breach has not been cured by the Company within (20) days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Executive.

ii. Non Payment. The failure of the Company to pay any amount due to Executive hereunder, which failure persists for twenty (20) days after written notice of such failure has been received by the Company;

iii. Change of Responsibilities. Any material reduction in Executive’s title or a material reduction in Executive’s duties or responsibilities (unless such reduction is for Cause);

iv. Change of Compensation. Any material adverse change in Executive’s Base Salary (unless such reduction is for Cause) and any material adverse change in Executive’s benefits (other than changes that affect other management Executives of the Company to the same or comparable extent);

v. Change of Location. Any relocation of the premises at which Executive works to a location more than fifty (50) miles from such location, without Executive’s consent.

b. Without Good Reason. The Executive may voluntarily terminate the Executive’s employment with the Company at any time by giving the Company One Hundred and Eighty Days (180) prior written notice of the termination. The Executive shall be paid Employee’s base salary through the last day worked, paid time off (PTO) accrued per policy but not taken, such amounts to be paid in a lump sum within sixty (60) days of the Executive’s termination. The Companies shall have no further obligations toward Employee.

6. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company and if terminated for other than for cause, death or disability; or the Executive leaves Voluntarily the Company will compensate by paying the Executive’s base salary plus the equivalent of The Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for eligible benefits to the Executive for the period of the Non-Competition up to twelve (12) months or until such time as the Executive secures other employment; and shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

Section IV. Restrictive Covenants

1.	Confidentiality/Non-Disclosure.

Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a. Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b. Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c. Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d. Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.	Acknowledgements.

a. The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors and of the growth and development of the Company, the Insurance Entity and other Subsidiaries as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s, the Insurance Entity or other Subsidiary’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

b. The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.

c. The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.	To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

ii.	Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Member-Managers of the Company, or their successors, including Manager(s), as an action permitted under the operating agreement of the Company;

iii.	To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement either during the Initial Term or Employment Term;

iv.	To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the Initial Term or Employment Term of this Agreement, or (c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

vi.	Immediately notify the Members and Manager(s) of the Company of any breach of this Agreement; and

vii.	Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

3.	Non-Solicitation. For a period of two (2) years after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

4.	Non-Competition. For a period of one (1) year after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, work for or consult with any competing insurance companies that do write the same insurance products in the states in which the Company does business.

Section V. Miscellaneous

1.	Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.	Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board’s request at any time.

3.	Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Initial Term or Employment Term of this Agreement and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives and agents.

4.	Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, . In the event the Executive is not offered a position of similar responsibility and equivalent compensation the Executive will be given the option of receiving the equal of twelve (12) months’ salary payable in lump sum within 60 days of the closing of the event. At no time shall the Company pay more than twelve (12) months compensation as a result of combination of benefits in Section III Termination and the provisions herein.

5.	Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6.	Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.	Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

9.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

10.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

11.	Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws. The Company shall have the right to seek both equitable and monetary damages from the Executive for any violation of this agreement.

12.	Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.	Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.	Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

15.	Equitable Remedy. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

16.	Indemnification. Executive shall be entitled to such indemnification under the terms of the Company Bylaws, Certificate of Incorporation and such liability insurance as the Company obtains for Executive Officers.

17.	Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

19.	Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

20.	Assurances. The Company also expects the Executive to honor any obligations with regard to confidential, proprietary or protected information from another employer and to refrain from using or disclosing such information to the Company or any of its employees. By signing this agreement the Executive is also representing to the Company that he has no non-competition, non-solicitation or other types of agreements which limits his ability to perform the duties for which he are being hired.

Agreed to by:

Heritage Insurance Holdings, Inc.

By:	/s/ Bruce Lucas	4/28/16

	Bruce Lucas, CEO	Date

By:	/s/ Steven C. Martindale	4/28/16

	Steven C. Martindale, CPA	Date